As filed with the Securities and Exchange Commission on February 8, 2021

Registration No. 333-222961

Registration No. 333-193092

Registration No. 333-139513

Registration No. 333-137375

Registration No. 333-121035

Registration No. 333-85962

Registration No. 333-34558

Registration No. 333-34556

Registration No. 333-34554

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form Registration Statement No. 333-222961

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-193092

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-139513

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-137375

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-121035

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-85962

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-34558

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-34556

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-34554

Under

The Securities Act of 1933

COLLECTORS UNIVERSE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	33-0846191
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1610 East Saint Andrew Place, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Collectors Universe, Inc. 2017 Equity Incentive Plan

2013 Equity Incentive Plan

Collectors Universe, Inc. 2006 Equity Incentive Plan

Collectors Universe, Inc. 2005 Stock Incentive Plan

2003 Stock Incentive Plan

1999 Stock Incentive Plan

PCGS Stock Incentive Plan

Employee Stock Purchase Plan

Consultant Nonqualified Plan

(Full title of the plan)

Joseph J. Orlando

President and Chief Executive Officer

Collectors Universe, Inc.

1610 E. Saint Andrew Place

Santa Ana, CA 92705
(Name and address of agent for service)

(949) 567-1234
(Telephone number, including area code, of agent for service)

Copies to:

Robert F. Kornegay

Robert T. Ishii

David J. Berger

Douglas K. Schnell

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real

San Diego, CA 92130-3002

(858) 350-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[X]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Collectors Universe, Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-8 (File No. 333-222961), filed with the SEC on February 9, 2018, pertaining to the registration of 400,000 shares of the Registrant’s common stock, $0.001 par value (the “Shares”), under the Collectors Universe, Inc. 2017 Equity Incentive Plan.

●	Registration Statement on Form S-8 (File No. 333-193092), filed with the SEC on December 26, 2013, pertaining to the registration of 1,028,124 Shares under the Registrant’s 2013 Equity Incentive Plan.

●	Registration Statement on Form S-8 (File No. 333-139513), filed with the SEC on December 20, 2006, pertaining to the registration of 1,355,000 Shares under the Collectors Universe, Inc. 2006 Equity Incentive Plan.

●	Registration Statement on Form S-8 (File No. 333-137375), filed with the SEC on September 15, 2006, pertaining to the registration of 230,000 Shares under the Collectors Universe, Inc. 2005 Stock Incentive Plan.

●	Registration Statement on Form S-8 (File No. 333-121035), filed with the SEC on December 7, 2004, pertaining to the registration of 500,000 Shares under the Registrant’s 2003 Stock Incentive Plan.

●	Registration Statement on Form S-8 (File No. 333-85962), filed with the SEC on April 10, 2002, pertaining to the registration of 1,250,000 Shares under the Registrant’s 1999 Stock Incentive Plan.

●	Registration Statement on Form S-8 (File No. 333-34558), filed with the SEC on April 11, 2000, pertaining to the registration of 2,825,402 Shares under the Registrant’s 1999 Stock Incentive Plan and PCGS Stock Incentive Plan.

●	Registration Statement on Form S-8 (File No. 333-34556), filed with the SEC on April 11, 2000, pertaining to the registration of 200,000 Shares under the Registrant’s Employee Stock Purchase Plan.

●	Registration Statement on Form S-8 (File No. 333-34554), filed with the SEC on April 11, 2000, pertaining to the registration of 1,175,700 Shares under the Registrant’s Consultant Nonqualified Plan.

On February 8, 2021, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of January 20, 2021 (the “Merger Agreement”), by and among the Registrant, Cards Parent LP, a Delaware limited partnership (“Parent”), and Cards Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant surviving as an indirect wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant is terminating the Registration Statements and deregistering the remaining Shares registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance that remain unsold at the termination of the offerings. The Registrant hereby removes from registration any and all such Shares of the Registrant registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on February 8, 2021.

COLLECTORS UNIVERSE, INC.

By:	/s/ Joseph J. Wallace
Name:	Joseph J. Wallace
Title:	Senior Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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